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                                                                      EXHIBIT 18

                        CATELLUS DEVELOPMENT CORPORATION
                                  COMMON STOCK
                                ($.01 PAR VALUE)

                                CUSTODY AGREEMENT


First Chicago Trust Company of
  New York
525 Washington Boulevard
Jersey City, New Jersey  07303

Attn:  Thomas McDonough


        Catellus Development Corporation, a Delaware corporation (the "Company") has filed a Registration Statement on Form S-3 with the Securities and Exchange Commission (File No. 333- 39131) to register for sale to the public under the Securities Act of 1933, as amended (the "Offering"), up to 18,975,000 shares of the Company's common stock, $0.01 par value (the "Common Stock"). The shares covered by the Registration Statement consist of (a) 16,500,000 shares (the "Firm Shares") to be sold by the California Public Employees' Retirement System (the "Selling Stockholder") and (b) up to 2,475,000 additional shares of Common Stock which the underwriters of the Offering have an option to purchase from the Selling Stockholder to cover over-allotments, if any (the "Additional Shares," and collectively with the Firm Shares, the "Shares").


        There are delivered to you as Custodian herewith a certificate or certificates representing 18,975,000 issued and outstanding Shares. Each certificate so delivered is in negotiable and proper deliverable form with the signature of a duly authorized representative of the Selling Stockholder endorsed thereon; provided, that each certificate may instead be accompanied by a duly executed stock power or powers bearing the signature of a duly authorized representative of the Selling Stockholder. These certificates are to be held by you as Custodian for the account of the Selling Stockholder and are to be disposed of by you in accordance with this Custody Agreement. All capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Underwriting Agreement to be entered into by and among the Company, the Selling Stockholder and the underwriters named therein (the "Underwriting Agreement").

        You are authorized and directed to hold the certificates representing the Firm Shares deposited with you hereunder in your custody, and on the Closing Date as specified in Section 5 of the Underwriting Agreement, you shall:

                (i) take all necessary action to cause the Firm Shares to be sold and transferred on the books of the Company into such names as the Representatives, on behalf of the several Underwriters, shall have instructed you and to cause to be issued, against surrender of the certificates representing such Firm Shares, new certificates for the Firm Shares registered in such names and in such denominations as the Representatives shall have instructed you;

                (ii) deliver such new certificates to the Representatives, for the accounts of the several Underwriters, against payment for such Firm Shares in such amounts as determined



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        in accordance with Section 3 of the Underwriting Agreement, and give receipt for such payment; and

                (iii) on the Closing Date promptly upon receipt, remit to the Selling Stockholder by wire transfer of immediately available funds the amount received by you as payment for the Firm Shares, after deducting any reasonable expenses incurred by you in the performance of your duties as Custodian hereunder, which expenses shall not exceed $500.

        You are authorized and directed to hold the certificates representing the Additional Shares deposited with you hereunder in your custody, and, if the U.S. Underwriters elect to exercise the over-allotment option granted to them under the Underwriting Agreement, on the Option Closing Date as specified in
Section 5 of the Underwriting Agreement, you shall:

                (i) take all necessary action to cause the Additional Shares to be sold and transferred on the books of the Company into such names as the Representatives, on behalf of the several Underwriters, shall have instructed you and to cause to be issued, against surrender of the certificates representing such Additional Shares, new certificates for the Additional Shares registered in such names and in such denominations as the Representatives shall have instructed you;

                (ii) deliver such new certificates to the Representatives, for the accounts of the several Underwriters, against payment for such Additional Shares in such amounts as determined in accordance with
        Section 3 of the Underwriting Agreement, and give receipt for such payment; and

                (iii) on the Option Closing Date promptly upon receipt, remit to the Selling Stockholder by wire transfer of immediately available funds the amount received by you as payment for the Additional Shares.

        If the Underwriting Agreement shall not be entered into, or if the sale of Shares by the Selling Stockholder as contemplated by the Underwriting Agreement is not completed prior to December 31, 1997 or if the Underwriting Agreement shall be terminated pursuant to the provisions thereof, on or after that date you are to return to the Selling Stockholder the certificates deposited with you, together with any stock powers which were delivered with the deposited certificates. In addition, if the Firm Shares are sold to the Underwriters pursuant to the Underwriting Agreement and the Underwriters do not elect to exercise fully their over-allotment option with respect to the Additional Shares by December 25, 1997, after that date you are to return to the Selling Stockholder that portion of the certificate or certificates deposited with you representing that number of Shares by which 2,475,000 exceeds the number of Additional Shares the U.S. Underwriters elected to purchase, if any, together with any stock powers which were delivered with such deposited certificate or certificates.

        The certificates deposited with you hereunder and this Custody Agreement and your authority are subject to the interests of the Company and the Underwriters, and this Custody Agreement and your authority hereunder are irrevocable and shall not be subject to termination by the Selling Stockholder or by operation of law, whether by dissolution, winding up, distribution of assets or other event affecting the legal existence of the Selling Stockholder. If any of the foregoing events should occur before the delivery of the Shares to the Underwriters to be sold by the Selling Stockholder under the Underwriting Agreement, certificates for those Shares shall be delivered by you on behalf



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of the Selling Stockholder in accordance with the terms and conditions of the
Underwriting Agreement and this Custody Agreement, and action taken by you pursuant to this Custody Agreement shall be as valid as if any of the foregoing events had not occurred, regardless of whether or not you shall have received notice of any such events.

        Until payment of the purchase price for the Shares to be sold by the Selling Stockholder to the Underwriters has been made to you by or for the account of the Underwriters, the Selling Stockholder shall remain the owner of the Shares represented by the certificates deposited and shall be entitled to all rights of a stockholder with respect thereto, including, without limitation, the right to vote such Shares and to receive all dividends and distributions thereon, subject only to limitations provided for herein.

        You shall be entitled to act and rely upon any statement, request, notice or instructions respecting this Custody Agreement given to you by or on behalf of the Selling Stockholder; provided, however, that you shall not be entitled to act or refrain from acting on any statement or notice to you with respect to the Closing Date or the Option Closing Date under the Underwriting Agreement, or with respect to the non-effectiveness or termination of the Underwriting Agreement, or advising that the Underwriting Agreement has not been executed and delivered or advising that the Firm Shares or Additional Shares to be sold have not been purchased and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, unless such statement or notice shall have been confirmed in writing to you by the Underwriters.

        In taking any action requested or directed by the Underwriters under the terms of this Custody Agreement, you will be entitled to rely upon a writing duly executed by or on behalf of Morgan Stanley & Co. Incorporated or Morgan Stanley & Co. International Limited.

        It is understood that you assume no responsibility or liability to any person other than to deal with the certificates deposited with you hereunder and the proceeds from the sale of the Shares represented thereby in accordance with the provisions of this Custody Agreement, and the Selling Stockholder agrees to indemnify and to hold harmless you, your employees, your partners and each person, if any, who controls any of the foregoing persons within the meaning of
Section 15 of the Securities Act of 1933, as amended, or any of them from and against any and all loss, damage or liability which they, or any of them, sustain as a result of anything done by you or any of them in good faith in connection with the foregoing instructions.



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If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever, (i) the validity, legality and enforceability of the remaining provisions of this Agreement (including without limitation, all portions of any paragraph of this Agreement containing any such provision held to be invalid, illegal or unenforceable that are not themselves invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby, and (ii) to the fullest extent possible, the provisions of this Agreement (including, without limitation, all portions of any paragraph of this Agreement containing any such provision held to be invalid, illegal or unenforceable that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

        This Custody Agreement shall be governed by, and construed in accordance with, the laws of the State of California.

        IN WITNESS WHEREOF, the Selling Stockholder has caused this Custody Agreement to be executed this 25th day of November, 1997.


                                        CALIFORNIA PUBLIC EMPLOYEES'
                                          RETIREMENT SYSTEM


                                        By:/s/ David Gilbert
                                           -------------------------------------
                                           David Gilbert
                                           Senior Investment Officer



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                     CUSTODIAN'S ACKNOWLEDGMENT AND RECEIPT


        First Chicago Trust Company of New York, as Custodian, hereby acknowledges acceptance of the duties of the Custodian under the foregoing Custodian Agreement and receipt of the certificates referred to therein.

Dated:  November 25, 1997


                                        FIRST CHICAGO TRUST COMPANY
                                        OF NEW YORK, as Custodian


                                        By: /s/ Thomas McDonough
                                           -------------------------------------
                                           Name:  Thomas McDonough
                                           Title: A.V.P.



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